Exhibit 99.1

NEWS from Carrington
FOR IMMEDIATE RELEASE
For Information Contact:
Carlton E. Turner, Chief Executive Officer
(972) 518-1300

CARRINGTON LABORATORIES, INC.
ANNOUNCES NASDAQ COMMUNICATION; PREPARES FOR SHARES TO BE
QUOTED ON THE OTC BULLETIN BOARD AND PINK SHEETS

IRVING, TEXAS August 16, 2007 Carrington Laboratories, Inc., a global provider of medical, nutraceutical, consumer and raw material products, announced today that it received a letter from The Nasdaq Stock Market informing the Company that Nasdaq has determined to delist the securities of the Company, and would suspend trading in the Company's shares effective as of the open of business on Thursday, August 16, 2007.

As previously announced, on May 23, 2007, Nasdaq informed the Company that it did not comply with Marketplace Rule 4310(c)(3), which requires the Company to have (i) a minimum of $2,500,000 in stockholders' equity; (ii) $35,000,000 market value of listed securities; or (iii) $500,000 of net income from continuing operations for the most recently completed fiscal year or two of the three most recently completed fiscal years. On review of a plan of compliance submitted by the Company, Nasdaq determined to deny the Company's request for continued listing. On June 19, 2007, Nasdaq notified the Company that its common stock would be delisted effective June 28, 2007, unless it requested a hearing. On June 25, 2007, the Company requested a hearing, which was scheduled for August 9, 2007.

The Company expects to be eligible for quotation on the OTC Bulletin Board through one or more market makers. The OTC Bulletin Board is a regulated quotation service that displays real-time quotes, last sale prices and volume information in over-the-counter securities. Additionally, the Company's common stock will trade in the "Pink Sheets" beginning on August 16, 2007. No assurance can be given that the Company's common stock will be quoted on the OTC Bulletin Board or that market makers currently making a market in the common stock will continue to make a market in the common stock. The Company will continue to make all required SEC filings and disclosures and will continue to communicate with shareholders as a public company.

About Carrington

Carrington Laboratories, Inc. is an ISO 9001-certified, research-based, biopharmaceutical and consumer products company currently utilizing naturally-occurring complex carbohydrates to manufacture and market products for mucositis, radiation dermatitis, wound and oral care, as well as to manufacture and market the nutraceutical raw material Manapol® and cosmetic raw material Hydrapol™. Carrington also manufactures and markets consumer products and manufactures quality products for other companies. Manufacturing operations comply with cGMP standards. Carrington's DelSite Biotechnologies subsidiary is developing its proprietary GelSite® technology designed to provide controlled release of peptide and protein-based drugs. Carrington's technology is protected by more than 130 patents in 26 countries. Select products carry the CE mark, recognized by more than 20 countries around the world. For more information, visit www.carringtonlabs.com.

Certain statements in this release concerning Carrington may be forward-looking. Actual events will be dependent upon a number of factors and risks including, but not limited to: subsequent changes in plans by the Company's management; delays or problems in formulation, manufacturing, distribution, production and/or launch of new finished products; changes in the regulatory process; changes in market trends; and a number of other factors and risks described from time to time in the Company's filings with the Securities & Exchange Commission, including the Form 10-Q, filed August 14, 2007.